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                                                                    EXHIBIT 4.20

                      AMENDMENT NO. 2 TO CONVERTIBLE NOTE

    THIS AMENDMENT NO. 2 TO CONVERTIBLE NOTE (the "Amendment No. 2") is entered into by and between Java Centrale, Inc., a California corporation (the "Borrower") and Legong Investments, N.V., a Netherlands Antilles corporation ("Legong"), to be effective as of December 31, 1997 (the "Effective Date").

                                    RECITALS

    A. On or about December 15, 1995 the Borrower borrowed Two Million Dollars ($2,000,000) from Legong pursuant to a Convertible Note and a Note Purchase Agreement entered into as of December 15, 1995 and certain agreements related thereto, including that certain Amendment No. 1 to the Note and a Security Agreement dated as of June 10, 1997. (As used herein the term "Note" shall mean the Convertible Note as amended by Amendment No. 1, and the term "Related Agreements" shall refer to the Note Purchase Agreement and the Security Agreement.)

    B. The Note included provisions which allowed Legong to convert portions of the principal balance thereof into shares of the Borrower's common stock, pursuant to which Legong has from time to time so converted a total of One Million Dollars ($1,000,000) in principal balance of the Note, leaving a remaining principal balance, as of the date of this Amendment No. 2, of One Million Dollars ($1,000,000.00).

    C. The Note was amended on July 10, 1997 (Amendment No. 1). As so amended, the Note was secured by the grant to Legong of a security interest in all of the outstanding shares of Borrower's wholly-owned subsidiary Paradise Bakery, Inc., a Delaware corporation ("PBI").

    D. The parties now wish to amend the Note again, in order to extend the due date of the Note and for other purposes as shall appear herein.

    E. The parties note that, effective as of December 19, 1997, Borrower effected a one for ten reverse stock split of its outstanding shares of Common Stock. Accordingly, all share and per share figures included herein have been adjusted to reflect the said reverse stock split and are given on a "post split" basis.

                                   AGREEMENT

    NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and other conditions contained herein, and for other good and valuable consideration the receipt and sufficiency of which is by all parties hereto acknowledged and accepted, the parties do agree as follows:

    1.  CURRENT PRINCIPAL BALANCE OF THE NOTE; INCREASE IN PRINCIPAL BALANCE.

        (a) As of the Effective Date of this Amendment No. 2, the current principal

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    balance owing on the Note is agreed to be by all parties as One Million
    Three Hundred Ninety Six Thousand Eight Hundred Twenty Nine Dollars ($1,396,829). This amount includes (a) the adjusted principal balance of One Million Two Hundred Ninety Four Thousand Seven Hundred Dollars ($1,294,700) under the Note as amended by Amendment No. 1, (b) the Fifty Two Thousand Seven Hundred Dollars ($52,000) adjustment fee which was granted by the Company in connection with Amendment No. 1, (c) Fifty Thousand One Hundred Twenty Nine Dollars ($50,129) in unpaid interest on the Note through the Effective date hereof.

        (b) In order to induce Legong to enter into this Amendment No. 2, and as a material condition hereof, the Company hereby agrees to grant Legong an increase of Fifty Two Thousand Dollars ($52,000) in the principal balance of the Note described above, so that, immediately following the Effective Date of this Amendment No. 2 the said principal balance shall for all purposes be deemed to be One Million Four Hundred Forty Eight Thousand Eight Hundred Twenty Nine Dollars ($1,448,829).

    2. CHANGE OF MATURITY DATE. From and after the Effective Date of this Amendment No. 2, the principal balance of the Note shall be due and payable on April 1, 1998 (the "Adjusted Maturity Date").

    3.  WARRANTS.

        (a) The Twenty Five Thousand (25,000) Warrants which were granted by Borrower pursuant to Amendment No. 1 to the Note (the "Old Legong Warrants") shall be repriced, so that the exercise price thereof shall be One Dollar Eighty Cents ($1.80) per Old Legong Warrant Share.

        (b) Simultaneously with the execution of this Amendment No. 2, Borrower shall grant to Legong nontransferable stock purchase warrants representing the right to purchase up to Twenty Thousand (20,000) shares of Borrower's common stock (the "New Warrant Shares") at a warrant exercise price equal to One Dollar and Eighty Cents ($1.80) per share, and otherwise on the same terms as the Old Legong Warrants (the "New Legong Warrants"). The New Legong Warrants shall expire on December 31, 2000.

        (c) The New Legong Warrants shall be redeemable by Borrower at a redemption price of Fifty Cents ($0.50) per New Warrant Share if the closing sale price for Borrower's common stock shall have exceeded Twenty Dollars ($20.00) per share for not less than twenty (20) trading days immediately prior to the date on which Borrower shall give Legong written notice of its intent to so redeem the New Legong Warrants. In the event that Borrower shall give Legong notice of its intent to redeem the New Legong Warrants as described in this paragraph (b), Legong shall have the right to exercise its rights under the New Legong Warrants at any time within the ten (10) business days following the date on which such notice is first given to Legong.

    4. REGISTRATION. Borrower shall include both the Old Warrant Shares and the New Warrant Shares in the Registration Statement on Form SB-2 that is currently pending before the

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Securities and Exchange Commission. Borrower shall deliver warrant certificates reflecting both the Old Legong Warrants and the New Legong Warrants, which certificates shall be in form satisfactory to Legong, on or before January 16, 1998.

    5. WAIVER OF DEFAULTS. Borrower and Legong mutually acknowledge and agree that as of the date of this Amendment No. 2 there has been no default under, breach of, or non-compliance with any portion of the Note or the Related Agreements, including Amendment No. 1, by any party to them, and do hereby waive any such default, breach, or non-compliance which may have occurred prior to the Effective Date of this Amendment No. 2.

    6. CONTINUED VALIDITY OF THE TERMS OF THE NOTE AND RELATED AGREEMENTS NOT AMENDED HEREBY. Except as, and only to the extent, expressly provided herein, nothing contained in this Amendment No. 2 shall be construed as altering, waiving, or supplementing any of the terms or covenants of the Note (including without limitation Article IV thereof) or any of the Related Agreements, including without limitation the Security Agreement.

    7. COUNTERPARTS. This Amendment No. 2 may be executed in one or more counterparts, all of which together will constitute one and the same instrument.


    IN WITNESS WHEREOF, Borrower and Legong have each caused this Amendment to be signed by their duly authorized officers, to be effective as of the day and year first above written.

BORROWER:                       JAVA CENTRALE, INC.

                                By:      /s/ JEFFREY W. DUDLEY
                                         --------------------------------------
                                         Jeffrey W. Dudley, MS, CPA
                                         VP and Chief Financial Officer

LEGONG:
                                LEGONG INVESTMENTS, N.V.

                                By:
                                         --------------------------------------
                                         Name:
                                         Title:


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